Exhibit 23.2

WEAVER & MARTIN

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form SB-2 of IdeaEdge, Inc., to be filed with the U.S. Securities and Exchange Commission on or about January 9, 2008, of our report dated October 15, 2007 on the audited financial statements of IdeaEdge, Inc., a California corporation for the period ended June 30, 2007 appearing in the prospectus, which is part of this Registration Statement.  We also consent to the reference of our firm under the caption "Experts” in such prospectus.

/s/ Weaver & Martin

Kansas City, Missouri

January 9, 2008

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone (816) 756-5525

Fax: (816) 756-2252